Exhibit 8.1

NEW YORK LONDON SINGAPORE PHILADELPHIA CHICAGO WASHINGTON, DC SAN FRANCISCO SILICON VALLEY SAN DIEGO LOS ANGELES TAIWAN BOSTON HOUSTON AUSTIN HANOI HO CHI MINH CITY	FIRM and AFFILIATE OFFICES	SHANGHAI ATLANTA BALTIMORE WILMINGTON MIAMI BOCA RATON PITTSBURGH NEWARK LAS VEGAS CHERRY HILL LAKE TAHOE MYANMAR OMAN A GCC REPRESENTATIVE OFFICE OF DUANE MORRIS ALLIANCES IN MEXICO AND SRI LANKA

www.duanemorris.com

April 10, 2018

Naked Brand Group Inc.
180 Madison Avenue
Suite 1505
New York, NY 10016

Re:	Agreement and Plan of Merger

Ladies and Gentlemen:

We have acted as counsel to Naked Brand Group Inc., a Nevada corporation (“Naked”), in connection with the proposed merger of Naked Merger Sub Inc., a Nevada corporation (“Merger Sub”) and wholly-owned subsidiary of Bendon Group Holdings Limited, an Australia limited company (“Holdco”) with and into Naked (the “Merger”) pursuant to the terms of and as described in and pursuant to the Agreement and Plan of Reorganization dated as of May 25, 2017 and amended as of July 26, 2017, February 21, 2018 and March 19, 2018 (the “Merger Agreement”) by and among Naked, Holdco, Merger Sub, Bendon Limited, a New Zealand limited company (“Bendon”) and, solely for the purposes of Sections 2.28 and 5.18(b) of the Merger Agreement, Bendon Investments Limited, a New Zealand company and the owner of a majority of the outstanding shares of Bendon. At your request, we are rendering our opinion concerning certain U.S. federal income tax consequences of the Merger. Unless otherwise indicated, all capitalized terms used in this opinion have the same meaning as used in the Merger Agreement.

Holdco owns all of the outstanding stock of Merger Sub, which was formed for the purpose of merging with and into Naked. Pursuant to the Merger Agreement and prior to the Merger, all of the shareholders of Bendon will exchange all of the outstanding ordinary shares of Bendon for Holdco Ordinary Shares. Immediately thereafter and, at the Effective Time, Merger Sub will merge with and into Naked in accordance with the Section 92A.190 of the NRS, with Naked being the surviving entity of the Merger. Each share of Naked Common Stock issued and outstanding immediately prior to the Merger will, by reason of the Merger, be converted into 0.2 shares of Holdco Ordinary Shares. Holdco will issue to the stockholders of Naked approximately 2,068,438 Holdco Ordinary Shares, subject to adjustment, representing in the aggregate approximately 9% of the issued and outstanding Holdco Ordinary shares.

Duane Morris llp
30 SOUTH 17TH STREET PHILADELPHIA, PA 19103-4196	PHONE: +1 215 979 1000 FAX: +1 215 979 1020

Naked Brand Group Inc.

April 10, 2018

For the purpose of rendering our opinion, we have conducted an examination of the Internal Revenue Code of 1986, as amended (the “Code”), and such other applicable laws, regulations, rulings, decision, documents and records as we have deemed necessary. With respect to factual matters, we have relied upon the Merger Agreement, including, without limitation, the representations of the parties set forth therein, the Form F-4 Registration Statement filed with the Securities and Exchange Commission (the “SEC”) in connection with the transactions described herein (the “Registration Statement”), upon certain statements and representations officers of Naked, Holdco and Bendon made to us in representations letters (the “Representation Letters”) and upon such other documents and records as we have deemed relevant and necessary as a basis for the opinions hereafter set forth, in each case without independent verification thereof.

With the consent of Naked, we have relied on the accuracy and completeness of the statements and representations contained in the Representation Letters and the Merger Agreement and have assumed that each will be true, complete and correct as of the Effective Time and any representations made in the Merger Agreement, if relevant, or the Representation Letters “to the best knowledge of,” or based on the belief of Holdco, Merger Sub, Bendon or Naked or similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan, intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement with respect to such matters.

We have assumed: (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents and (v) that all records and other information made available to us by Naked on which we have relied are complete in all material respects. As to all questions of fact material to these opinions, we have relied solely upon the Representation Letters and upon the representations and warranties contained in the Merger Agreement and other documents delivered pursuant thereto, have not performed or had performed any independent research of public records.

We have also assumed that the Merger Agreement has been duly authorized, executed and delivered by each party thereto and constitutes the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with its terms and have further assumed that the Merger will be consummated according to the Merger Agreement.

Naked Brand Group Inc.

April 10, 2018

Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that (i) the Merger will constitute a reorganization under Code Section 368(a), (ii) Holdco, Merger Sub and Naked will each be a “party to the reorganization” within the meaning of Code Section 368(b) and (iii) the discussion set forth in the section entitled “Material Federal Income Tax Consequences of the Transactions to Naked and Its Stockholders” in the Registration Statement sets forth the material U.S. Federal income tax consequences of the Merger to U.S. holders of Naked Common that exchange their shares of Naked Common Stock for Holdco Ordinary Shares in the Merger.

The opinion we express herein is based upon our interpretation of existing legal authorities, and we can give no assurance that such interpretations would be followed if the Merger became the subject of administrative or judicial proceedings. Our statements of opinion are opinions only and you should not interpret statements of opinion as guarantees of the current status of the law, nor should our statements of opinion be accepted as a guarantee that a court of law or administrative agency would concur in such statements.

Except as set forth above, we express no opinion with respect to the tax consequences of the Merger, including, without limitation, the state, local or foreign tax consequences of any aspect of the Merger. Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

The opinions expressed herein are rendered as of the date hereof and are based on existing law, which is subject to change. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinions expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

This opinion has been prepared for you and, except as provided in the next paragraph, it may not be used or relied upon by anyone else other than Naked, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

We hereby consent to (i) the reference to this opinion in the Registration Statement, (ii) the filing of this opinion with the SEC as an exhibit to the Registration Statement, and (iii) the references to us in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of person whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC thereunder.

Very truly yours,

DUANE MORRIS LLP